UNITED STATES DISTRICT COURT

DISTRICT OF MASSACHUSETTS

CIVIL ACTION NOS. 04-10019-RGS, 04-10444-RGS
04-10686-RGS, 04-12157-RGS

DIOMED, INC.

v.

ANGIODYNAMICS, INC.

VASCULAR SOLUTIONS, INC.

TOTAL VEIN SOLUTIONS, LLC

NEW STAR LASERS, INC.

ORDER OF RECUSAL

June 26, 2006

STEARNS, D.J.

Consistent with the court's May 22, 2006 Order, on June 5, 2006, plaintiff Diomed, Inc., filed a memorandum explaining the extent (both to date and anticipated) of the participation of Dr. Cheih-Min Fan as an expert witness in the above-captioned cases.[1] On June 19, 2006, AngioDynamics, Inc., and Vascular Solutions, Inc., filed separate responses stating that while no present grounds exist for recusal or disqualification pursuant to 28 U.S.C. § 455(a), the nature of the ongoing doctor/patient relationship between the court and Dr. Fan raises sufficient concerns to cause them to refuse to waive

[1]The cases listed in the caption have been consolidated for pretrial proceedings because of the substantial similarity of the underlying claims and defenses in each case.

any appearance of conflict pursuant to § 455(e).[2] While I am fully confident of my ability to remain uninfluenced by any matter external to the merits of Dr. Fan's opinions, I recognize that a reasonable person (perhaps depending on my ultimate rulings) might harbor doubts about my impartiality. Consequently, I will recuse myself and order that the cases be transferred to another judge.[3]

SO ORDERED.

/s/ Richard G. Stearns

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UNITED STATES DISTRICT JUDGE

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[2]While Diomed has yet to designate expert witnesses in the remaining two cases, the court sees no reason why it would agree (or disagree) with Dr. Fan's opinion in one case and reject (or accept) it in another in that the issues are to the court's best reading essentially the same in all cases.

[3]It is open to the receiving court as a matter of course to disaggregate the consolidation order and have the three ancillary cases redrawn, should the receiving court so choose.